Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports First Quarter Results

(Cincinnati; April 27, 2010) — Convergys Corporation (NYSE: CVG)

•	Revenue from continuing operations of $546 million;

•	Non-GAAP diluted EPS of $0.25, GAAP diluted EPS of $0.28;

•	Free cash flow of $26 million, plus $8 million cash distribution from the Cellular Partnerships;

•	Customer Management operating margin sequential improvement to 7.3 percent;

•	2010 revenue outlook revised; EBITDA, EPS and cash flow guidance confirmed;

•	Agreement to sell HR Management business, now reported as a discontinued operation.

Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the first quarter of 2010. Revenue from continuing operations was $546 million. GAAP earnings were $0.28 per diluted share. Non-GAAP earnings were $0.25 per diluted share, excluding the impact of a litigation reserve reduction and CEO transition costs described in the Non-GAAP Items section below. In the first quarter of 2010, there was $26 million free cash flow plus an additional $8 million cash distribution from the Cell Partnerships. Customer Management operating margin improved sequentially to 7.3 percent.

“We’re focused on simplifying the way we do business, improving our cost structure, doing a great job serving our clients, and winning more in the markets we serve,” said Jeff Fox, President and CEO of Convergys. “The sale of the HR Management business will allow us to execute a more focused strategy and represents a unique opportunity for our clients and employees. In Customer Management, revenue declined due to lower than anticipated client call volumes, client program terminations, and volume shifts. We experienced sales success both in our existing client base and with new accounts, and continue to focus on selling through the volume declines and generating Customer Management revenue growth. In Information Management, we maintained profitability and are pleased with our progress in selling to new and existing accounts. We continue to invest in our technology and distribution capability in order to position Information Management for growth beginning in the second half of the year.”

Fox continued, “Based on current business conditions in Customer Management, we are revising our revenue outlook, but are leaving EBITDA, EPS and cash flow guidance unchanged. Our progress streamlining operations to further reduce costs gives me confidence we will meet our earnings targets for the full year.”

A reconciliation table of GAAP to non-GAAP results is attached.

Revenue – First-quarter 2010 revenue from continuing operations was $546 million compared with $625 million in the same period last year.

Operating Income – First-quarter 2010 GAAP operating income from continuing operations was $22 million, compared with $41 million in the same period last year. On a non-GAAP basis, first-quarter 2010 operating income from continuing operations was $35 million, compared with $48 million in the same period last year, excluding the HR Management-related impacts and CEO transition costs discussed below.

Adjusted EBITDA – First-quarter 2010 earnings from continuing operations before interest, taxes, depreciation and amortization, and excluding the HR Management-related impacts, litigation reserve reduction, and CEO transition costs discussed below, were $71 million, compared with $85 million in the same period last year.

Income – First-quarter 2010 income from continuing operations, net of taxes, was $26 million, or $0.20 per diluted share, compared with $31 million, or $0.25 per diluted share, in the same period last year.

Cash Flow – First-quarter 2010 free cash flow was $26 million, compared with $33 million in the same period last year. The Cellular Partnerships provided $8 million cash distribution during the first quarter of 2010, which is not included in free cash flow. The cash balance at March 31, 2010, was $108 million.

Net Debt – In the first quarter of 2010, Convergys repaid $300 million of its outstanding balance on the Revolving Credit Facility and also drew down approximately $50 million from its $125 million asset securitization facility. Net debt, defined as long-term debt and debt maturing in one year less cash and cash equivalents, was $109 million at the end of the first quarter, compared with $386 million at the end of the same period last year, and $138 million at December 31, 2009.

First Quarter Segment Performance

Customer Management – First-quarter 2010 Customer Management revenue was $464 million, compared with $517 million in the same period last year. First-quarter 2010 Customer Management operating income was $34 million and operating margin was 7.3 percent, compared with operating income of $40 million and operating margin of 7.8 percent, in the same period last year.

Information Management – Information Management revenue in the first quarter of 2010 was $82 million, compared with $108 million in the same period last year. First-quarter 2010 operating income was $7 million and operating margin was 8.4 percent, compared with operating income of $13 million and operating margin of 11.6 percent, in the same period last year.

Non-GAAP Items – Three events impacted results in the first quarter of 2010: 1) In March, Convergys signed a definitive agreement to sell the HR Management business. Accordingly, the net assets of HR Management are presented separately as held for sale, and the operating results are presented within discontinued operations. Accounting rules require certain costs previously allocated to the HR Management business to be included in continuing operations. These costs were $6 million in the first quarter of 2010, compared with $8 million in the same period last year. These amounts are reported in Corporate and Other within continuing operations. The company is taking actions to reduce these costs and expects remaining costs to be more than offset by revenue resulting from transition services to be provided to the buyer. Convergys expects minimal impact on results from continuing operations after sale closure, which is expected during the second quarter of 2010; 2) In the first quarter, the company reduced a previously established litigation reserve by $13 million, which is reported within other income and expense; 3) The change in the CEO of the company in February 2010 resulted in a negative impact to first-quarter 2010 results from continuing operations of $6 million.

Business Outlook

For 2010, Convergys expectations include:

•	Customer Management revenue of $1.8 billion to $1.9 billion;

•	Information Management revenue to approximate $350 million;

•	Adjusted EBITDA of $310 million to $340 million;

•	Non-GAAP EPS for continuing operations of $0.95 to $1.10;

•	Continued strong cash flow, including free cash flow to exceed $150 million plus an additional cash distribution from the Cellular Partnerships to approximate $40 million.

Not included in full year 2010 adjusted EBITDA, non-GAAP EPS, and cash flow guidance are the HR Management-related impacts, including its sale, the litigation reserve reduction, and the CEO transition costs.

Convergys will take opportunities to further streamline the business as they are identified. Any future restructuring actions are not included in this guidance.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of April 27, 2010. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock, and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Management uses operating income, income from continuing operations, net of tax, net income and earnings per share data excluding the HR Management related impacts, litigation reserve reduction, and CEO transition costs to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measures, operating income, income from continuing operations, net of tax, net income and diluted earnings per share excluding the charges and credits, and the GAAP measure operating income, income from continuing operations, net of tax, net income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its First Quarter Financial Results webcast presentation at 10:00 A.M., Eastern Daylight Time, Tuesday, April 27, 2010. It will feature President and CEO Jeff Fox and CFO Earl Shanks. The webcast presentation will take place live and will then be available for replay via the following link —

http://investor.shareholder.com/convergys/eventdetail.cfm?eventid=79706

The replay will be available through May 31, 2010.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys, a Fortune Most Admired Company for nine consecutive years, has approximately 70,000 employees in 82 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Public Relations

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended Mar. 31,		%
(In millions except per share amounts)	2010	2009	Change

Revenues	$546.0	$624.5	(13)

Costs and Expenses:
Cost of Providing Services and Products Sold	322.0	379.7	(15)
Selling, General and Administrative	158.6	154.4	3
Research and Development Costs	15.1	19.2	(21)
Depreciation	25.6	27.8	(8)
Amortization	2.6	2.9	(10)

Total Costs and Expenses	523.9	584.0	(10)

Operating Income	22.1	40.5	(45)

Equity in Earnings of Cellular Partnerships	13.3	10.7	24
Other Income, net	8.3	(5.0)	NM
Interest Expense	(5.7)	(6.8)	(16)

Income Before Income Taxes and Discontinued Operations	38.0	39.4	(4)

Income Tax Expense	12.4	8.2	52

Income from Continuing Operations, net of tax	25.6	31.2	(18)
Income (Loss) from Discontinued Operations, net of tax of $4.5 and $1.1, respectively	9.7	(3.2)	NM

Net Income	$35.3	$28.0	26

Basic Earnings (Loss) Per Common Share
Continuing Operations	$0.21	$0.25	(17)
Discontinued Operations	$0.08	$(0.02)	NM

Basic Earnings Per Common Share	$0.29	$0.23	24

Diluted Earnings (Loss) Per Common Share
Continuing Operations	$0.20	$0.25	(20)
Discontinued Operations	$0.08	$(0.02)	NM

Diluted Earnings Per Common Share	$0.28	$0.23	22

Weighted Average Common Shares Outstanding
Basic	123.4	122.4
Diluted	125.9	124.0

Market Price Per Share
High	$13.09	$9.05
Low	$10.57	$5.49
Close	$12.26	$8.08

Convergys Corporation

Consolidated Balance Sheets

(Unaudited)

(In millions)	Mar. 31, 2010	Dec. 31, 2009

Assets

Cash and Cash Equivalents	$108.4	$331.7
Receivables - Net	367.3	384.3
Other Current Assets	198.2	203.7
Current Assets - Held for Sale	134.7	41.4
Property and Equipment - Net	339.7	354.0
Other Assets	1,200.5	1,190.8
Other Assets - Held for Sale	0.0	107.7

Total Assets	$2,348.8	$2,613.6

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$152.6	$405.2
Other Current Liabilities	388.4	435.4
Current Liabilities - Held for Sale	108.5	48.5
Other Liabilities	385.3	390.4
Long-Term Debt	64.3	64.4
Other Liabilities - Held for Sale	0.0	63.3
Common Shareholders’ Equity	1,249.7	1,206.4

Total Liabilities and Shareholders’ Equity	$2,348.8	$2,613.6

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Mar. 31,
(In millions)	2010		2009

Net cash provided by operating activities	$40.8		$55.8

Net cash used in investing activities	(9.9	) (a)	(15.9	) (a)

Net cash used in financing activities	(254.2)		(2.3)

Net increase (decrease) in cash	$(223.3)		$37.6

(a)	Includes $14.6 and $22.8 of capital expenditures, net of proceeds for disposals, for the three months ended March 31, 2010 and 2009, respectively.

Convergys Corporation

Segment Revenues and Operating Income (Loss)

(Unaudited)

(In millions)	For the Three Months Ended Mar. 31,		% Change
	2010	2009

Revenues:
Customer Management	$463.6	$516.9	(10)
Information Management	82.4	107.6	(23)

Revenue from Continuing Operations	$546.0	$624.5	(13)

Operating Income (Loss):
Customer Management	$33.8	$40.3	(16)
Information Management	6.9	12.5	(45)
Corporate and Other

HR Management costs not qualifying as discontinued operations	(6.2)	(7.8)	(21)
CEO transition costs	(6.2)	—	NM
Other costs	(6.2)	(4.5)	38

	(18.6)	(12.3)	51

Operating Income from Continuing Operations	$22.1	$40.5	(45)

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Mar. 31,
(In millions)	2010	2009

Net cash provided by operating activities	$40.8	$55.8

Capital expenditures, net	(14.6)	(22.8)

Free cash flow (a non-GAAP measure)	$26.2	$33.0

Free cash flow – Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repay the Company’s debt obligations and to repurchase the Company’s common shares. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Reconciliation of Income from Continuing Operations, net of tax, to Adjusted EBITDA

(Unaudited)

	For the Three Months Ended Mar. 31,
(In millions)	2010	2009

Income from Continuing Operations, net of tax	$25.6	$31.2

Depreciation and Amortization	28.2	30.7
Interest expense	5.7	6.8
Income tax expense	12.4	8.2

EBITDA	71.9	76.9
CEO transition costs	6.2	—
HR Management costs not qualifying as Discontinued Operations	6.2	7.8
Litigation reserve reduction	(13.0)	—

Adjusted EBITDA (a non-GAAP measure)	$71.3	$84.7

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because the management uses these measures to monitor and evaluate the performance of the business and believe the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. Management uses both the non-GAAP measure, adjusted EBITDA, and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	For the Three Months Ended Mar. 31,
	2010	2009
Operating income as reported under U.S. GAAP	$22.1	$40.5

CEO transition costs (a)	6.2	—
HR Management costs not qualifying as Discontinued Operations (a)	6.2	7.8

Total charges	12.4	7.8

Adjusted operating income (a non-GAAP measure)	$34.5	$48.3

Income from continuing operations, net of tax, as reported under U.S. GAAP	$25.6	$31.2
Total charges of $12.4 and $7.8 from above, net of tax	9.1	5.7
Litigation reserve reduction of $13.0, net of tax (a)	(8.1)	—

Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$26.6	$36.9

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.20	$0.25
Impact of net charges included in continuing operations, net of tax	0.01	0.05

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.21	$0.30

(a)	On February 10, 2010, the Company announced the termination of David F. Dougherty’s role as President and Chief Executive Officer of the Company and the appointment of Jeffrey H. Fox to these roles. The Company recognized expense of $6.2 during the quarter ended March 31, 2010 related to this transition. In March 2010, the Company signed a definitive agreement to sell the HR Management business. The assets and liabilities of HR Management have met the criteria for presentation as held for sale and the results of operations met the criteria for presentation as discontinued operations and therefore are presented on this basis for all periods presented. Certain costs previously allocated to the HR Management segment do not qualify for discontinued operations accounting treatment and are required to be reported as costs within continuing operations. The Company classified $6.2 and $7.8 of these costs which previously would have been presented within the HR Management segment within continuing operations for the three months ended March 31, 2010 and 2009, respectively. In addition, in the first quarter of 2010, a reduction in a previously established litigation reserve resulted in a positive impact to earnings of $13.0. The Company uses operating income, income from continuing operations, net of tax and earnings per share data excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. Adjustments for these charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond described above.

Convergys Corporation

Reconciliation of GAAP EPS to non-GAAP EPS

(In Millions Except Per Share Amounts)

	For the Three Months Ended Mar. 31,
	2010	2009
Net Income as reported under U.S. GAAP	$35.3	$28.0

CEO transition costs of $6.2, net of tax (a)	4.6	—
Litigation reserve reduction of $13.0, net of tax (a)	(8.1)	—

Total charges, net of tax	(3.5)	—

Adjusted net income (a non-GAAP measure)	$31.8	$28.0

Diluted EPS as reported under U.S. GAAP	$0.28	$0.23

Impact of charges, net of tax	$(0.03)	—

Adjusted diluted EPS (a non-GAAP measure)	$0.25	$0.23

(a)	On February 10, 2010, the Company announced the termination of David F. Dougherty’s role as President and Chief Executive Officer of the Company and the appointment of Jeffrey H. Fox to these roles. The Company recognized expense of $6.2 during the quarter ended March 31, 2010 related to this transition. In addition, in the first quarter of 2010, a reduction in a previously established litigation reserve resulted in a positive impact to earnings of $13.0.

The Company uses net income and diluted earnings per share data excluding the above items to assess the underlying performance of the business for the year and to have a basis to compare underlying results to prior and future periods. Adjustments for these charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, net income and diluted earnings per share excluding the charges, and the GAAP measures, net income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond described above.